EXHIBIT 99.10

CONVERTIBLE PROMISSORY NOTE

NEITHER THE SECURITY EVIDENCED HEREBY NOR THE SHARES OF CAPITAL STOCK INTO WHICH IT IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR LAWS COVERING SUCH SECURITY OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THIS SECURITY (CONCURRED IN BY COUNSEL FOR THE COMPANY) STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, PLEDGE OR DISTRIBUTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES LAWS.

$2,030,000	Houston, TX
May 13, 2019

FOR VALUE RECEIVED, Williston Holding Company, Inc., a Nevada corporation (“Maker”), hereby promises to pay to the order of BBS Capital Fund, LP, a Delaware limited partnership, or its successors or assigns, as the case may be (“Payee”), at Payee’s principal place of business, or such other place as may be specified in writing by Payee, the principal sum of Two Million Thirty Thousand Dollars ($2,030,000), together with simple interest on the unpaid principal balance from the date of this Note until fully paid at the rate of 8.00% per annum. Principal and interest are due and payable in lawful money of the United States of America. Unless provided otherwise herein, interest payments only shall be made quarterly beginning September 30, 2019.

This Note was issued pursuant to that certain Loan Agreement among Maker and Payee dated effective as of May 13, 2019 (the “Loan Agreement”), and Payee is entitled to all of the benefits and subject to all of the obligations provided for or referred to in the Loan Agreement, including the rights and obligations to convert this Note into the Company’s equity securities as described in Section 3 of the Loan Agreement. Reference is made to the Loan Agreement for a statement of the terms and conditions under which this indebtedness was incurred (including conversion, waiver, etc.) and the events of default under which payments on this Note may be accelerated. The provisions of the Loan Agreement are incorporated by reference herein with the same force and effect as if fully set forth herein. As indicated in the Loan Agreement, to the extent the Deposit is not returned to the Maker by September 30, 2019, the Maker agrees to enter into a Security Agreement as provided in the Loan Agreement. Terms used in this Note but not defined herein will have the meanings ascribed to them in the Loan Agreement.

All amounts of principal and accrued but unpaid interest outstanding hereunder will either convert into shares of Maker’s capital stock or be paid to Payee, each as more fully described in the Loan Agreement. All amounts of principal and accrued but unpaid interest outstanding hereunder will also become due and payable upon an event of default, as defined in the Loan Agreement. This Note may be prepaid at any time during its term.

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Maker waives presentment, dishonor, protest, demand, diligence, notice of protest, notice of demand, notice of dishonor, notice of nonpayment, and any other notice of any kind otherwise required by law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note and expressly agrees that this Note, or any payment hereunder, may be extended or subordinated (by forbearance or otherwise) at any time, without in any way affecting the liability of Maker.

Maker agrees to pay on demand all costs of collecting or enforcing payment under this Note, including attorneys’ fees and legal expenses, whether suit be brought or not, and whether through courts of original jurisdiction, courts of appellate jurisdiction, or bankruptcy courts, or through other legal proceedings.

This Note may not be amended, converted, or modified, nor will any waiver of any provision hereof be effective, except by an instrument in writing signed by the party against whom enforcement of any amendment, conversion, modification, or waiver is sought.

This Note will be governed by the laws of the State of Nevada, without regard to conflict of laws principles.

Maker has executed this Note as of the date first above written.

MAKER:

WILLISTON HOLDING COMPANY, INC.

By:	Douglas G. Hipskind
Its:	Chief Financial Officer

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